Exhibit 5.01

August 15, 2005

The Board of Directors
Derma Sciences, Inc.
214 Carnegie Center, Suite 100
Princeton, NJ 08540

Re: Registration Statement on Form S-8

Gentlemen:

We are counsel to Derma Sciences, Inc. (the “Company”) in connection with the registration statement on Form S-8 filed August 15, 2005 (the “Registration Statement”) under the Securities Act of 1933 covering the offer and sale by the Company of up to 5,287,655 shares of the Company’s common stock, par value $.01 per share (the “Shares”), under various of the Company’s stock option plans (the “Plans”).

We have examined the originals, or certified, conformed or reproduction copies, of such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to our opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company and others.

Based upon the foregoing, we are of opinion that, upon exercise of the stock options granted under the Plans and payment of the option exercise price stated therein, the Shares will be validly issued, fully paid and non-assessable shares of common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in any Prospectus delivered pursuant to the Registration Statement.

Very truly yours,

HEDGER & HEDGER

/s/ Raymond C. Hedger, Jr.